Exhibit 10.1

DEFERRED COMPENSATION PLAN

FOR SELECT EMPLOYEES

OF

ATLANTIC TELE-NETWORK, INC.

Effective December 5, 2008

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

ARTICLE II	ELIGIBILITY	3

2.1.	Eligibility	3

ARTICLE III	CONTRIBUTIONS	4

3.1.	Establishment of Participant’s Accounts	4

3.2.	Deemed Investment of Accounts and Accounting Rules	4

3.3.	Vesting	4

ARTICLE IV	BENEFIT PAYMENTS	5

4.1.	Amount of Benefit	5

4.2.	Form of Distribution	5

4.3.	Death Prior to Termination of Employment	5

4.4.	Benefit Payments Upon Termination of Employment	5

4.5.	Unsecured Creditor Status for Participants	5

4.6.	Election of Time and Form of Payment	5

4.7.	Timing of Benefit Payments	6

4.8.	Other Payment Events	6

ARTICLE V	ADMINISTRATION OF THE PLAN	7

5.1.	Administration by the Compensation Committee	7

5.2.	General Powers of Administration	7

ARTICLE VI	AMENDMENT AND TERMINATION	8

6.1.	Amendment or Termination	8

6.2.	Effect of Amendment or Termination	8

ARTICLE VII	GENERAL PROVISIONS	9

7.1.	No Enlargement of Employee Rights	9

7.2.	Spendthrift Provision	9

7.3.	Applicable Law	9

7.4.	Incapacity of Recipient	9

7.5.	Corporate Successors	9

7.6.	Unclaimed Benefits	9

7.7.	Appeals of Denied Claims	10

7.8.	Deduction Limitation on Benefit Payments	10

ARTICLE VIII	IN-SERVICE DISTRIBUTIONS FOR FINANCIAL HARDSHIP	11

i

This DEFERRED COMPENSATION PLAN FOR SELECT EMPLOYEES OF ATLANTIC TELE-NETWORK, INC. (the “Plan”) is adopted effective December 5, 2008.  The Plan is established and maintained by the Company solely for the purpose of permitting a select group of management or highly compensated employees to accumulate funds to provide retirement income.  The Plan is intended to be unfunded for purposes of the Internal Revenue Code of 1986, as amended (“Code”), and for purposes of Title I of the Employment Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE I

DEFINITIONS

Whenever used herein the following terms shall have the meanings set forth below.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

1.1.          “Account” means the account maintained for each Participant that represents the Participant’s total interest in the Plan, accounted for separately as Annual Accounts for each calendar year contribution made in accordance with Section 3.1.

1.2.          “Annual Account” means the separate calendar year contribution made in accordance with Section 3.1. adjusted for any investment earnings or losses.

1.3.          “Beneficiary” or “Beneficiaries” means the individual or trust designated by the Participant on a Beneficiary Designation Form filed with the Company to receive the value of the Participant’s Account in the event of a Participant’s death following the election of cash installments as provided in Section 4.6 or to receive the death benefit provided in Section 4.3 of the Plan in the event of the Participant’s death prior to retirement or termination of employment.

1.4.          “Company” means Atlantic Tele-Network, Inc. or, to the extent provided in Section 7.5 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.5.          “Compensation” means a Participant’s base salary.

1.6.          “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

1.7.          “Compensation Contribution” means the amount credited to a Participant’s Account in accordance with Section 3.1 of the Plan.

1.8.          “Compensation Deferral Form” or “Form” means the written compensation deferral election filed by the Participant with the Company pursuant to the terms of the Plan.

1.9.          “Domestic Relations Order” means an order described in Section 414(p)(1)(B) of the Internal Revenue Code of 1986, as amended.

1.10.        “Investment Fund” means the fund or funds in which a Participant’s Account are deemed invested.

1.11.        “Participant” means an employee of the Company who qualifies to participate in the Plan under the Eligibility requirements of Article II of the Plan.

1.12.        “Plan Year” means the year ending December 31.

1.13.        “Valuation Date” shall mean each day on which the U.S. financial markets are open.

ARTICLE II

ELIGIBILITY

2.1.          Eligibility.  Upon establishment of this Plan, and from time-to-time thereafter, the Compensation Committee shall determine which key employees of the Company are eligible to participate in this Plan, except that eligibility shall be limited to management employees or highly compensated employees, within the meaning of Title I of ERISA.  A Participant’s participation in the Plan may be terminated by the Compensation Committee at any time with respect to future Compensation Contributions.

ARTICLE III

CONTRIBUTIONS

3.1.          Establishment of Participant’s Accounts.  No later than the last day of the 2008 Plan Year, the Company shall credit to the Participant’s Account a Compensation Contribution equal to 8% of the Participant’s Compensation for such 2008 Plan Year.  In addition, no later than the last day of each succeeding Plan Year (i.e., 2009 and after), the Company shall credit to the Participant’s Account a Compensation Contribution equal to 8% of the Participant’s Compensation for the applicable year, prorated for such Plan Year if a Participant’s participation in the Plan begins after the first day of the applicable Plan Year.  The Company may credit additional Compensation Contributions to the Participant’s Annual Account in its sole discretion and from time to time.  Such additional amounts so credited to the Participant may be smaller or larger than the amount credited to any other Participant.  Compensation Contributions shall only be made on a behalf of a Participant who is an active employee as of the day of such contribution. Notwithstanding the foregoing, the Company may, in its sole discretion, make a contribution for any Plan Year in which the Participant’s employment is terminated to the extent a Compensation Contribution has not been previously made for such Plan Year.  The amount (or the method of formula for determining the amount) of a Compensation Contribution shall be set forth in one or more documents, which shall be deemed to be incorporated into this Plan, no later than the date on which such Compensation Contribution is credited to a Participant’s Account.

3.2.          Deemed Investment of Accounts and Accounting Rules.

(a)           Investment Funds.  The Participants’ Accounts shall be deemed invested in such Investment Funds as selected in advance by the Compensation Committee, and as may be modified from time to time.

(b)           Manner and Time of Debiting Distributions.  For any Participant who receives a distribution from his Account, distribution shall be made in accordance with provisions dealing with the timing of commencement of benefit payments in Article IV.  The distribution shall be equal to or based on the fair market value of the Participant’s Account as of the Valuation Date of the distribution.

3.3.          Vesting.  A Participant will at all times be fully vested and will have a nonforfeitable interest in the balance of his Account.

ARTICLE IV

BENEFIT PAYMENTS

4.1.          Amount of Benefit.  The benefit payable to a Participant or such Participant’s Beneficiary or Beneficiaries shall be the amount of the Participant’s Account determined in accordance with Article III of the Plan.

4.2.          Form of Distribution.  The Annual Accounts payable to a Participant under this Plan shall be paid to such Participant as a cash single sum or annual installments over a period of years, which may not exceed 15 years as the Participant elects in accordance with Section 4.6.  If the Participant elects the installment form of distributions, each annual installment will be determined by multiplying the then-current balance of the Participant’s Annual Account by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the payout period and will be treated as a separate payment in accordance with Treasury Regulation §1.409A-2(b)(2)(iii).

4.3.          Death Prior to Termination of Employment.  In the event of the Participant’s death prior to termination of employment, the benefit provided shall be a lump sum distribution to his Beneficiary.  Payment shall be made by the end of the calendar year in which his death occurs.

4.4.          Benefit Payments Upon Termination of Employment.  Except as otherwise provided herein, the benefit payable to a Participant under this Plan shall be payable following Participant’s termination of employment in accordance with Section 4.7.  In the event of a Participant’s death after termination of employment but before all of his Account has been paid to him, the lump sum distribution or the remainder of the installments due to him shall be paid to his Beneficiary at the same time it would have been paid to the Participant. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payments shall be due under the Plan which are payable upon termination of employment until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.

4.5.          Unsecured Creditor Status for Participants.  A Participant has the status of an unsecured general creditor of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future.  The Company may establish a trust to assist it in meeting its obligations under the Plan, and the assets in such trust will be subject to claims of creditors of the Company.  Any such Trust shall conform to the terms of the model trust, as described in IRS Revenue Procedure 92-64.

4.6.          Election of Time and Form of Payment.  No later than December 31 of the year immediately preceding the Plan Year in which an employee first becomes a

Participant in the Plan (or such later date within 30 days after first becoming eligible to participate in the Plan as permitted by the Compensation Committee in accordance with and subject to the limitations of Treas. Reg. § 1.409A-2(a)(7)), the Participant shall elect by execution of the Compensation Deferral Form provided by the Administrator (i) whether to receive payment of the benefit in a lump sum or in installments over a fixed period of years, not exceeding fifteen (15) years, applied separately to each Annual Account; and (ii) whether to begin receiving payment on a date certain or in accordance with Section 4.7, applied separately to each Annual Account.  Notwithstanding the foregoing, the portion of a Participant’s Account (including any earnings or losses) attributable to the Compensation Contribution for the Plan Year 2008 shall be payable in a single lump sum within 90 days of a Participant’s termination of employment.  A Participant may change the time and form of payment with respect to an Annual Account if the following conditions are satisfied: (i) the change will not be effective for 12 months after it is made; (ii) the change must be made at least 12 months prior to the date payment was scheduled to begin under the prior election; and (iii) the change of election will result in a delay of the date payment of the benefit is to begin to a date no sooner than 5 years from the originally schedule date.

4.7.          Timing of Benefit Payments.  If a Participant is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and the Company’s stock is publicly traded on an established securities market or otherwise, payment of the benefit hereunder shall be made no sooner than the beginning of the seventh month after the date of the Participant’s separation from service unless the Participant has elected to receive payment as of a date certain in accordance with Section 4.6.  If a Participant is not described in the previous sentence, payment of his benefit shall be made or shall begin within 90 days following his termination of employment, unless the Participant has elected to receive payment as of a date in accordance with Section 4.6.

4.8.          Other Payment Events.       Notwithstanding the above, distribution of Participant’s Account will be made prior to termination of employment with the Company:

(i)            To the extent necessary to satisfy the emergency need (including any taxes on the distribution) if the Participant has an “unforeseeable emergency” in accordance with Article VIII herein and requests such distribution;

(ii)           To the extent necessary to fulfill a Domestic Relations Order; or

(iii)          To the extent an amount is included in income as the result of failure to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1.          Administration by the Compensation Committee.  Except to the extent otherwise determined hereafter by the Board of Directors, the Compensation Committee or such other committee appointed by the Board (the “Administrator”) shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

5.2.          General Powers of Administration.  The Administrator shall be entitled to rely conclusively upon all opinions and reports furnished by any accountant, controller, counsel or other person employed or engaged by the Administrator with respect to the Plan.  The Administrator will have full power to administer the Plan in all of its details, subject to applicable requirements of law.  For this purpose, the Administrator’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(a)           To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

(b)           To interpret the Plan in its discretion, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)           To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)           To appoint such agents, counsel, accountants, consultants and other persons, as may be required to assist in administering the Plan; and

(e)           To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1.          Amendment or Termination.  The Company intends the Plan to be permanent but reserves the right to terminate the Plan when, in the sole opinion of the Company, such termination is advisable.  Termination shall be done pursuant to a resolution of the Board of Directors of the Company and shall be effective as of the date specified in such resolution.  The Company may amend, alter or modify the Plan at any time, or from time to time, in whole or in part.  Any such amendment shall become effective under its terms upon adoption by the Company.

6.2.          Effect of Amendment or Termination.  No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Participant’s Account as of the effective date of such amendment or termination or otherwise deny a Participant a Plan benefit which exists at the time the amendment or termination is approved, unless each Participant affected by such amendment or termination consents in writing.  Upon termination of the Plan, distribution of the Participants’ Accounts shall be made in such time and such manner as though the Plan had not terminated, or by any other appropriate method.  However, accelerated distributions in the form of lump sums may be made at the discretion of the Company, provided that:

(a)           All accounts are terminated with respect to all Participants,

(b)           No payments other than those otherwise payable under the terms of the Plan absent a termination of the Plan are made within twelve months of the termination,

(c)           All payments are made within twenty-four months of termination of the Plan, and

(d)           A new plan is not adopted that would be aggregated with any terminated plan for a period of five years following termination.

ARTICLE VII

GENERAL PROVISIONS

7.1.          No Enlargement of Employee Rights.  Establishment and operation of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

7.2.          Spendthrift Provision.  No interest of any person or entity in, or right to receive a benefit payment under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit payment be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.3.          Applicable Law.  The Plan is an employee benefit plan and shall be construed and administered in accordance with ERISA as an unfunded pension plan described in Section 201(2) of ERISA.

7.4.          Incapacity of Recipient.  If any person entitled to a benefit payment under the Plan is deemed by the Compensation Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Compensation Committee may provide for such payment or any part thereof to be made to any other legal representative of such person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Compensation Committee and the Plan therefore.

7.5.          Corporate Successors.  In the event of the merger or consolidation of the Company into or with any other corporation or other entity, the Plan shall be binding on such successor entity.  In the event of the sale of the Company’s assets, the Plan may be continued by the purchaser; if the Plan is not continued by the purchaser, then the Plan shall terminate subject to the provisions of Section 6.2.

7.6.          Unclaimed Benefits.  Each Participant shall keep the Company informed of his current address and the current address of his designated beneficiary.  The Company shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Company within three (3) years after the date on which the Participant’s Account may first be paid, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any designated beneficiary of the Participant, then the Company shall have no further obligation to pay any benefits hereunder to such Participant or designated beneficiary and such benefits shall be forfeited to the Company.

7.7.          Appeals of Denied Claims.  If a claim for benefits is denied, the Company shall so notify the claimant, within a reasonable time after the claim is filed, in writing with the reasons for the denial, citations to pertinent provisions of the Plan, a description of any additional material or information to be furnished by the claimant to perfect the claim and an explanation of why it is necessary, and an explanation of the Plan’s review procedure.  If the claimant wishes further consideration of the claim, the claimant or his authorized representative shall submit to the Company within sixty (60) days after his claim has been denied a written request for a review of the claim.  Such claimant or his authorized representative may then examine pertinent documents and submit issues and comments in writing.  The Company shall schedule an opportunity for a full and fair review of the claim within in the next sixty (60) days after receipt of the request for such a review.  Within sixty days (60) after such a review, the Company shall communicate it’s decision to the claimant in writing stating the reasons for its decision and referring to pertinent Plan provisions.

7.8.          Deduction Limitation on Benefit Payments.  If the Company reasonably anticipates that the Company’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. § 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible.

ARTICLE VIII

IN-SERVICE DISTRIBUTIONS FOR FINANCIAL HARDSHIP

A Participant may, while still employed by the Company, receive a distribution of all or a portion of his or her Participant’s Account for certain financial hardship reasons, subject to the following restrictions:

(a)           All such distributions are subject to the Participant having filed a written application with the Compensation Committee prior to the effective date of the distribution.

(b)           All such distributions shall be in the form of a lump-sum payment and the amounts distributed shall be debited from the Participant’s Account as of the date the payment is made.

(c)           All distributions shall be subject to the participant’s furnishing proof of “unforeseeable emergency” to the Compensation Committee.  “Unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an “unforeseeable emergency” shall depend upon the facts of each case, but in any case, payment may not be made in the event that such hardship is or may be relieved:

(i)            Through reimbursement or compensation by insurance or otherwise;

(ii)           By liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or

(iii)          By cessation of deferrals under this Plan.

(d)           Any distribution due to an unforeseeable emergency shall be limited to an amount sufficient to meet such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 29th day of December, 2008.

ATTEST:	ATLANTIC TELE-NETWORK, INC.

Douglas J. Minster	By:	/s/ Justin D. Benincasa

	Title	Chief Financial Officer